Exhibit 10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 of Registration Statement No. 333-54464 of MetLife Investors USA Separate Account A on Form N-4 of our report dated April 15, 2004 relating to MetLife Investors USA Separate Account A, and our report dated April 12, 2004 relating to MetLife Investors USA Insurance Company, both appearing in the Statement of Additional Information in Post-Effective Amendment No. 5 to Registration Statement No. 333-54464, which is incorporated by reference under this Post-Effective Amendment No. 7 of such Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information, which is incorporated by reference under this Post-Effective Amendment No. 7 of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

November 1, 2004